UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

THE MEN’S WEARHOUSE, INC.

(Name of the Registrant as Specified In Its Charter)

EMINENCE CAPITAL, LLC

EMINENCE GP, LLC

RICKY C. SANDLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

EMINENCE CAPITAL SEEKS SPECIAL MEETING OF SHAREHOLDERS OF

THE MEN’S WEARHOUSE, INC.

Will Propose Amendments to Bylaws to Allow Shareholders to Remove Directors Without Cause and Increase Board Accountability

NEW YORK, NY (November 15, 2013) – Eminence Capital, LLC, which owns 9.8% of the common stock of The Men’s Wearhouse, Inc. (MW) and is the single largest shareholder, today expressed its disappointment that MW’s Board of Directors has so far failed to engage in merger discussions with Jos. A. Bank Clothiers, Inc. (JOSB). Eminence Capital believes that by allowing yesterday’s deadline to expire, the Board has confirmed that it is not committed to exercising its basic fiduciary duties to shareholders and is satisfied with the status quo.

In light of MW’s failure to engage with JOSB, Eminence Capital announced today that it has filed a preliminary solicitation statement with the Securities and Exchange Commission in connection with calling a special meeting of MW shareholders to vote on a number of bylaw amendments that, if approved, will permit shareholders to remove directors without cause before the next annual meeting of shareholders. Pursuant to Texas law the special meeting may be called by holders of at least ten percent (10%) of all of the shares of MW entitled to vote at the special meeting.

Ricky C. Sandler, Chief Executive Officer of Eminence Capital, stated:

“We are disappointed that Men’s Wearhouse has so far failed to engage in merger discussions with JOSB. In light of the Board’s actions, we are forced to launch this initiative that will give shareholders the opportunity to effect important corporate governance changes at Men’s Wearhouse. In our view the governance changes implemented last month by the Board in response to the premium proposal made by JOSB, including the imposition of a super-majority vote for shareholder amendments to the bylaws and implementation of a poison pill with a 10% threshold, are not in the best interests of shareholders. More fundamentally, these actions reflect a troubling mindset by the Board and its advisors regarding shareholders’ rights.

“We continue to encourage the Board to take immediate steps to complete its review of strategic options, including a merger with JOSB, that was disclosed in our November 12 letter. If the Board fails to do so, our special meeting initiative will give shareholders the tools to hold the Board accountable for its failed leadership.”

-MORE-

65 East 55th Street, 25th Floor — New York, NY 10022

Telephone: 212-418-2100 — Facsimile: 212-418-2150

Additional Information Regarding the Solicitation For Agent Designations

In connection with its solicitation of agent designations to call a special meeting of shareholders of The Men’s Wearhouse, Inc., Eminence Capital has filed a preliminary solicitation statement with the Securities and Exchange Commission (the “SEC”) to solicit agent designations from shareholders of the Company. Investors and security holders are urged to read the preliminary solicitation statement in its entirety and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the consent solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

Information regarding the participants in the solicitation of agent designations and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, will be available in the preliminary solicitation statement filed today with the SEC.

If shareholders have any questions, please call Eminence Capital’s proxy solicitor, D.F. King & Co., Inc., at (212) 269-5550.

About Eminence Capital, LLC

Eminence Capital, LLC is an asset management firm founded in 1998 that currently manages approximately $4.6 billion on behalf of institutions and individuals. The firm employs a bottom-up, research-driven investment strategy that utilizes a combination of industry research, rigorous financial analysis and dialog with company management to execute its investment process.

Forward Looking Statements

This press release may include forward looking statements that reflect our current views with respect to future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” or similar words are often used to identify forward looking statements. All forward looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Any forward looking statements made in this press release are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, MW or its business, operations or financial condition. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise.

Investors Contact:

Edward McCarthy/Thomas Germinario

D.F. King & Co., Inc.

(212) 269-5550

Media Contact:

Scott Tagliarino/Samantha Leon

ASC Advisors LLC

(203) 992-1230

65 East 55th Street, 25th Floor — New York, NY 10022

Telephone: 212-418-2100 — Facsimile: 212-418-2150